UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

WESTSPHERE ASSET CORPORATION

The undersigned, constituting the entire Board of Directors (the “Board”) of WESTSPHERE ASSET CORPORATION INC., a Colorado corporation (the “Corporation”), take the following actions as of this 21st day of January, 2005, at a duly called and attended meeting of the Board of Directors.

WHEREAS, the Board of Directors of Westsphere Asset Corporation Ltd. have proposed and agreed unanimously upon a reverse split of the Corporations common stock.

NOW THEREFORE BE IT RESOLVED THAT:

1.

The shareholders at a shareholder meeting January 22, 2005 voted unanimously in favor of a reverse split of the Corporations outstanding shares of common stock on the basis of one (1) share for each 20 (twenty) shares held by each holder, with all fractional shares rounded up to the next whole number.

2.

The Board of Directors of the Corporation has instructed the Corporation’s Officers and Management to commence the administrative process to affect the reverse split, with the effective date of the reverse split on the OTC/Bulletin Board to be determined by the Corporation’s Chief Executive Officer.

3.

In the event that any shares of preferred stock, or any options, are outstanding as of the record date of the reverse split, then the shares of common stock issued upon conversion of such preferred stock and the shares of common stock issuable upon exercise of such options, shall be reduced by the same factor of 20:1, with any and all fractions being rounded up to the next whole share number.  However, the conversion price and the exercise price of each such preferred share and/or option shall increase by a factor of 20.

4.

The officers and Directors of the Corporation be, and hereby are, authorized and directed to take all action necessary to carry out the purposes of the foregoing resolution.

5.

This resolution may be signed in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original) and such counterparts together shall constitute one and the same instrument and notwithstanding the date of the execution shall be deemed to bear the date as set forth above.

The undersigned, being all of the Directors of the Corporation, hereby consent to and adopt the foregoing.

/s/ Douglas Mac Donald

/s/ Robert L. Robins

Douglas Mac Donald

Robert L. Robins

/s/ Bernd Reuscher

/s/ L. Roy Queen

Bernd Reuscher

L. Roy Queen

/s/ Kim Law                        __

/s/ (John) Jack Thomson

Kim Law                                                                      Jack Thomson

D:\Documents and Settings\Sonia\My Documents\directors Resolution for reverse split  0504.doc